EXHIBIT 99.1

210 West Parkway Suite #7Pompton Plains, NJ, 07444	Telephone: 973-248-8008 Fax: 973-248-8088	pete.mateja@smgy.net www.smgy.net

August 15, 2007

To: Smart Energy Solutions Shareholders

From: Pete Mateja, CEO

Re: Letter of Intent - Acquisition of 49.9% of Carter Group’s Canadian Operation

As many of you are aware, over the past several fiscal quarters, Smart Energy Solutions, Inc. (“SMGY”) has been growing. We have introduced new product lines, built strong distribution relationships, enhanced our sales efforts and expanded our market penetration. Specifically, here is what we have accomplished.
▪	We introduced new innovative products, such as the Platinum and the Marine Battery Brain, and a new soon-to-be introduced Heavy Duty Battery Brain.
▪	We developed relationships with some of most respected names in the automotive industry including Autolite, Roush, Bosch, Fiat and GM.
▪	We completely revamped our merchandising programs including new packaging, and point of sale materials, and we created a customer technical hotline.
▪	Through an aggressive sales effort, we have either secured new contracts or had Battery Brain placed in tests with major potential customers.
▪	We expanded our international presence in key markets including Italy, United Kingdom, Philippines, Sweden, Benelux and Mexico.

As is evident, the future is very promising for us. To this extent, we have found it necessary to secure additional manufacturing capabilities to handle our current and future growth needs. As a result, we are excited to announce that we have signed a Letter of Intent providing for our possible acquisition of a 49.9% interest in a wholly-owned subsidiary of Carter Group, Inc. known as Ontario Limited 2112376 (“Ontario Limited”). In addition, upon the consummation of such acquisition, we would have the first right of refusal to acquire the remaining 50.1% of the outstanding shares of Ontario Limited. The Letter of Intent is attached.

Carter Group, Inc. (“Carter Group”), is a privately held, world-class manufacturer and leading supplier of automotive electronic HVAC controllers. They design, patent and manufacture new technologies to the highest level of quality. Carter Group has built over 9,000,000 Linear Power (LPM) modules for GM cars and trucks over the last five years. Their design, technology and rapid response time to their customers’ needs are unparalleled in the industry. The Company's corporate structure also includes a Minority Business Enterprise ("MBE") certification. Ontario Limited is the fully owned Canadian manufacturing subsidiary of Carter Group. For additional information on Carter Group, you can visit www.cartergroup.ca.

The Canadian manufacturing operation, Ontario Limited, is located in Oakville, Ontario. Operated under ISO / TS 16949:2002, Ontario Limited has a world class manufacturing and quality rating. Ontario Limited manufactures and supplies automobile manufacturers currently through multi-year contracts with Delphi, Visteon and Halla Climate Controls. These contracts are valued from $8,000,000 to $12,000,000 per year. They also manufacture their patented electronic control components for installation on new automotive platforms.

Our investment in Ontario Limited is synergistic in many ways. First, SMGY will now have the additional manufacturing capabilities to handle the expected requirements that its current accounts who are undertaking product testing may generate. While SMGY has contracted manufacturing facilities in China, Israel and Italy, the demand represented in the sales pipeline will require SMGY to add capacity, shorten delivery time and have an industry certified primary supplier in North America. SMGY will utilize Ontario Limited’s manufacturing facilities to provide additional manufacturing and assembly capacity of Battery Brain products. The facility will also allow SMGY to fulfill its requirements as a certified supplier under the United States Government Services Administration schedule contract.

Second, the Carter Group and Ontario Limited are currently a certified ISO/TS 16949:2002 supplier to the automotive industry. The ISO/TS 16949:2002 is a critical ISO Technical Specification. The International Automotive Task Force (IATF), which consists of an international group of vehicle manufacturers and national trade associations, wrote ISO/TS 16949 in conjunction with the International Organization for Standards (ISO). This specification aligns American (QS-9000), German (VDA6.1), French (EAQF) and Italian (AVSQ) automotive quality systems standards within the global automotive industry.

Third, Carter Group and Ontario Limited are currently a certified minority supplier to the automotive industry. By affiliating with Ontario Limited, SMGY will be able to supply its Battery Brain products under various minority supplier programs that are available. This access will allow any fleet, retail or government agency the flexibility to order SMGY’s product through existing minority supplier programs or through direct programs with SMGY. Since Carter Group is already a distributor of Battery Brain, SMGY has begun to offer a minority supplier program to selected accounts.

Along with our other international contracted manufacturing facilities, the Ontario facility will allow us to fulfill the demand represented in our sales pipeline and provide a North American showplace for our products. This facility can easily fulfill any requirement placed on SMGY by current customers and the large number of global customers currently in test programs. This includes customers in the following market segments:
▪	Automotive/Truck OEMs
▪	Automotive aftermarket
▪	Upfitters
▪	New Car Dealers
▪	Government and military including police forces
▪	Medium and heavy duty truck and bus - OEM, dealers, distributors and fleet.
▪	RV.Motorhomes
▪	Marine
▪	Custom

As is evident, this investment will allow Smart Energy to greatly increase its market potential. We benefit from the fact that Battery Brain’s appeal is universal due to its basic function and need. It provides unique advantages to numerous profitable market segments. We have provided an overview of some of the different market segments and the potential that currently exist.

Automotive Original Equipment Manufacturers (OEM)

With the acquisition of its interest in Ontario Limited, SMGY will acquire a minority interest in Ontario Limited who has an existing multi-year contract with Delphi worth between $8,000,000 to $12,000,000 per year and is accredited as an automotive Tier II supplier. Battery Brain sales to Automotive OEMs have a potential sales volume from 250,000 to 1,000,000+ units per program. To date, SMGY has started working with General Motors R&D to assist them with battery issues on some of their test vehicles. SMGY has been working with them to help define the specifications, diagnostics, timing and specific action taken by the Battery Brain on their units.

Automotive Aftermarket

This automotive aftermarket is estimated to be a $270 billion market. Two major automotive retailers are carrying SMGY’s Battery Brain product - O’Reilly Automotive, Inc. (dba “O’Reilly Auto Parts”) and Canadian Tire Corporation. O'Reilly Automotive, Inc. (NASDAQ: ORLY) is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both professional installers and do-it-yourself customers. Founded in 1957 by the O'Reilly family, the company operates 1,555 stores. Canadian Tire Corporation is Canada’s leading automotive , parts, accessories and service; sports and leisure products; and home products and whole goods retailer with 455 stores. A number of leading automotive retailers presently have Battery Brain in testing with decisions expected by year end.

New Car Dealers

There are over 24,000 new car dealerships in the U.S.A. and Canada. SMGY will market the product to new car dealers as a private label brand, RPM that can be included as a Pre-Load Program on their stock vehicles or offered as Battery Brain from their Parts and Service Department. SMGY currently has a number of Toyota, Kia, GM, Lexus and Ford dealerships participating in these programs with additional dealerships being added on a weekly basis.

Government/Military/Police

There are over 3.4 million vehicles used by the various governmental agencies. SMGY was granted the federal government's GSA schedule contract, which enables us to offer our technology through a more simplified means of procurement to federal agencies. SMGY was invited in July 2007 to participate at the Army’s Expedited Modernization Initiative Procedure to allow us to demonstrate the Battery Brain technology to key decision makers for evaluation on future military vehicles. A new generation of Battery Brain system was presented.  The U.S. military has been given the first applications of the new system with the plan to make it commercially available to all car, light duty and heavy duty truck users. SMGY is presently involved in testing to support the U.S. Army tactical command Stryker and Humvee as well as other military vehicles. The U.S. military contract requirements, if awarded, can be built at Ontario Limited.

In addition, Battery Brain is currently either being used or tested by various state police organizations within the United States, Royal Canadian Mounted Police, US Marshall Service, Air Force, EPA, NASA, Department of Energy, the US Post Office, and the FBI.

Medium, Heavy Duty Truck and Bus

With over 190 million commercial trucks and buses worldwide, this market represents a huge upside potential for SMGY. SMGY has had success penetrating the medium duty truck market. International Truck and Engine (Canada) has been a major aftermarket customer. We are pleased to announce that in September 2007, SMGY will be supplying its Battery Brain product to one of Europe’s largest truck OEMs, Iveco, the truck arm of Fiat. Battery Brain will be sold as an aftermarket product. More details will follow at the appropriate time.

However, the heavy duty truck and bus segments require Battery Brain having a higher amperage so that it can withstand up to 4,000 amps. SMGY has developed a new Heavy Duty Battery Brain with such higher amperage, and this product is in the process of being launched, with tremendous opportunities available. SMGY has focused its efforts on fleet management, and SMGY will have a world class manufacturing facility to support this effort. We will issue additional announcements in the coming months with specific details on this market segment and its potential.

RV/Motorhomes

With over 9 million motorhomes worldwide, each with potential battery issues, SMGY has an excellent growth opportunity. Major customers have included Coast Distribution, Stag Parkway, and Keller RV & Marine. An initial stocking order has just been received from North America’s largest RV retailer, Camping World. In addition, Mito Corporation has become a RV OEM distributor who will help grow the OEM side of the business. The Ontario Limited facility will aid us in supplying product in a timely manner.

International

SMGY is experiencing growth through the appointment of selected reputable distributors, such as the Amethyst Group (United Kingdom), Seagull Corporation ( Benelux), CLP (Sweden) and Renaissance-Pacific Corporation (Philippines). Negotiations are underway with a major distributor in Mexico and the Company is optimistic that an agreement can be signed shortly. Ontario Limited will enable us to build product for these and addtional market segments.

SMGY’s acquisition of 49.9% of the outstanding stock of Ontario Limited is expected to be completed by September 2007, although we cannot provide any assurance that SMGY will be successful in doing so. The purchase price for such shares would be paid by SMGY to Carter Group by the issuance of shares of common stock of SMGY to Carter Group. If and when such acquisition is completed, we will add Ontario Limited’s manufacturing facility to our manufacturing capabilities in the fall of 2007. We have already started to identify those accounts that would prefer to contract with a certified minority supplier and establish the contracting and sales support for Ontario Limited to accept their orders.

In conclusion, we are excited about our possible acquisition of a 49.9% interest in Ontario Limited. As we have outlined, it will strengthen SMGY on multiple fronts and provide a world class automotive manufacturing facility that will support our growth initiatives.

Smart Energy Solutions,Inc.

Date: August 15, 2007	By: /s/ Pete Mateja
Name: Pete Mateja
Title: Chief Executive Officer